Filed pursuant to Rule 433
July 18, 2006

Relating to
Pricing Supplement No. 83 dated July 18, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES G

Reopening of
Euro Floating Rate Senior Bearer Notes
Due July 20, 2012

Issuer:	Morgan Stanley
Principal Amount:	€250,000,000 (total outstanding €2,000,000,000)
Maturity Date:	July 20, 2012
Trade Date:	July 18, 2006
Original Issue Date (Settlement):	July 25, 2006
Interest Accrual Date:	July 20, 2006
Redemption at Maturity:	100%
Issue Price (Price to Public):	99.783%
Agent’s Commission:	0.35%
All-in Price:	99.433% plus accrued interest of 0.047%
Net Proceeds to Issuer:	€248,700,000 including accrued interest
Base Rate:	EURIBOR
Spread (plus or minus):	Plus 0.30% per annum
Index Maturity:	Three months
Index Currency:	Euro (“€”)
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 20, April 20, July 20 and October 20, commencing October 20, 2006
Initial Interest Rate:	3.104%
Initial Interest Reset Date:	October 20, 2006
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Interest Determination Dates:	The second TARGET Settlement Day immediately preceding each Interest Reset Date
Day Count Convention:	Actual/360
Specified Currency:	Euro
Denominations:	Euro 50,000 and multiples of Euro 1,000 in excess thereof
Business Day:	London, TARGET Settlement Day and New York
Listing:	London
Temporary ISIN:	XS0262237091
Permanent ISIN:	XS0225152411
Ratings:	Aa3 / A+
Agents:	Morgan Stanley & Co. International Limited and the agents named in the pricing supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006